Exhibit 99.1

*coherent	PRESS RELEASE
Editorial Contact:	For Release:
Leen Simonet	IMMEDIATE
(408) 764-4161	July 27, 2004
No. 890

Coherent, Inc. Third Quarter Results Include Higher Earnings and Gross Margin

Coherent, Inc. (Santa Clara, CA) (NASDAQ:COHR) today announced financial results for its third fiscal quarter ended July 3, 2004, posting sales of $128.0 million and income from continuing operations of $5.2 million ($0.17 per diluted share).  Net income from continuing operations included a gain of $0.7 million ($0.02 per diluted share) from the sale of certain technology.

Sales and net loss from continuing operations for the corresponding prior year quarter were $99.2 million and $2.3 million ($0.08 per diluted share), respectively.  In comparison, sales for the immediately preceding quarter’s results were $125.8 million and income from continuing operations was $2.9 million ($0.09 per diluted share).

Orders received during the quarter ended July 3, 2004 were $124.9 million, representing a 21% increase over the prior year quarter and a 9% decrease from orders received in the immediately preceding quarter.  Backlog of $155.1 million at July 3, 2004 compared to a backlog of $158.1 million at April 3, 2004.

John Ambroseo, Coherent’s President and Chief Executive Officer commented, “We are encouraged by a number of positive trends during the third quarter.  Sales and orders to the microelectronics market remained strong, while new application development bodes well for future growth.  Orders and sales for standard products in the international scientific market were softer than anticipated.  We are also pleased by the continued improvement in gross margin as the Electro-Optics segment has reached its goal of 45% one quarter ahead of schedule.  The total Company gross margin of 43.0% was the highest level in the past ten quarters.”

Year-to-date sales of $361.7 million and net income of $8.0 million ($0.26 per diluted share) compared to the prior year period sales of  $304.7 million and a net loss of $20.8 million ($0.71 per share).  Orders received for the nine month period ended July 3, 2004 were $389.1 million, representing a 29% increase over orders received in the same period last year.

Electro-Optics segment sales of $105.5 million for the three months ended July 3, 2004 were 27% higher than sales during the comparable prior year period and 1% higher than the three months ended April 3, 2004.  Incoming orders of $103.4 million represent a 21% improvement over the third fiscal quarter of 2003, and a decrease of 5% from orders received in the immediately preceding quarter.  Sales and incoming orders for the nine months ended July 3, 2004 were $300.1 million and $319.2 million, 25% and 28% higher, respectively, than during the same period a year ago.

Lambda Physik segment sales of $22.5 million for the three months ended July 3, 2004 represent a 42% increase from the corresponding prior year period, and a 3% increase from the immediately preceding quarter.  Incoming orders of $21.5 million for the third quarter of fiscal 2004 were 18% higher than the third fiscal quarter of 2003, and represent a 24% decrease in orders from the immediately preceding second fiscal quarter.  Sales and incoming orders for the nine months ended July 3, 2004 were $61.6 million and $69.9 million, respectively, and were 4% lower and 35% higher than the same period last year.

Ambroseo continued, “Subsequent to quarter end, Lambda Physik introduced the LithoTex™, its new high power 193nm excimer laser for the semiconductor lithography market.  This was a significant accomplishment given the amount of engineering involved and the time constraints we were up against.  I commend all those individuals who helped deliver this breakthrough technology on time as promised.”

Summarized statement of operations financial information is as follows (unaudited, in thousands except per share data):

	Three Months Ended			Nine Months Ended
	July 3, 2004	April 3, 2004 (A)	June 28, 2003	July 3, 2004 (A)	June 28, 2003

Net sales (B)	$127,951	$125,808	$99,174	$361,710	$304,716
Cost of sales (C)	72,964	74,235	62,225	213,716	186,333
Gross profit	54,987	51,573	36,949	147,994	118,383
Operating expenses:
Research & development	15,505	15,538	12,694	45,964	36,627
Purchased research & development	—	—	4,430	—	4,430
Selling, general & administrative	28,626	29,132	25,437	83,716	75,024
Restructuring, impairment and other charges (D)	18	—	289	255	20,753
Goodwill impairment (E)	—	—	—	—	2,358
Intangibles amortization	1,504	1,770	1,397	5,203	3,179
Total operating expenses	45,653	46,440	44,247	135,138	142,371
Income (loss) from operations	9,334	5,133	(7,298)	12,856	(23,988)
Other income (expense), net (F) (G) (H)	350	174	330	942	(4,644)
Income (loss) from continuing operations before income taxes and minority interest	9,684	5,307	(6,968)	13,798	(28,632)
Provision (benefit) for income taxes	4,261	2,567	(3,576)	6,274	(6,893)
Income (loss) from continuing operations before minority interest	5,423	2,740	(3,392)	7,524	(21,739)
Minority interest (B)	(269)	145	1,106	209	897
Income (loss) from continuing operations	5,154	2,885	(2,286)	7,733	(20,842)
Income from discontinued operations	—	218	—	218	—
Net income (loss)	$5,154	$3,103	$(2,286)	$7,951	$(20,842)

Net income (loss) per diluted share:
Income (loss) from continuing operations	$0.17	$0.09	$(0.08)	$0.25	$(0.71)
Income from discontinued operations, net of income taxes	—	0.01	—	0.01	—
Net income (loss)	$0.17	$0.10	$(0.08)	$0.26	$(0.71)

Shares used in computation:
Basic	30,243	30,121	29,537	30,122	29,312
Diluted	30,620	30,551	29,537	30,502	29,312

(A)  The three months ended April 3, 2004 and the nine months ended July 3, 2004 represent a 14-week and 40-week period, respectively.

(B)  The quarter ended July 3, 2004 includes $2,181 of net sales and orders from an entity consolidated under FIN 46R.  Additionally, this entity’s net income of $380 for the quarter ended July 3, 2004 was eliminated through minority interest.

(C)  Cost of sales in the quarter ended March 29, 2003 included an additional inventory reserve requirement of $2,743 ($1,220 after-tax and net of minority interest ($0.04 per diluted share)) due to lower forecasted outlook in Lambda Physik’s lithography business.

(D)  The quarter ended December 28, 2002 includes a $13,378 ($8,288 after-tax ($0.28 per diluted share)) charge related to the termination of activities in the Telecom Actives Group, a $3,060 ($2,672 after-tax ($0.09 per diluted share)) charge related to our exit from the passive telecom market and a $3,723 ($2,306 after-tax ($0.08 per diluted share)) allowance against a note receivable.

(E)   Goodwill impairment charges in the quarter ended March 29, 2003 were $2,358 ($1,769 net of minority interest ($0.06 per diluted share)).

(F)   The quarter ended December 28, 2002 includes an impairment charge on the Lumenis shares held by Coherent of $10,212 ($10,212 after-tax ($0.35 per diluted share)).

(G)  The quarter ended March 29, 2003 includes a $4,400 ($1,953 after-tax and net of minority interest ($0.07 per diluted share)) settlement fee related to the cancellation of a customer contract received by Lambda Physik.

(H)  The quarter ended July 3, 2004 includes a $1,200 ($663 after-tax ($0.02 per diluted share)) gain on the sale of certain technology.

Summarized balance sheet information is as follows (unaudited, in thousands):

	Jul. 3, 2004	Sept. 27, 2003 (A)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$153,988	$134,671
Restricted cash, cash equivalents and short-term investments (B)	15,324	15,284
Short-term equity investments	—	277
Accounts receivable, net	88,409	73,118
Inventories	107,045	100,147
Prepaid expenses and other assets	66,816	75,485
Total current assets	431,582	398,982
Property and equipment, net	167,708	146,399
Restricted cash, cash equivalents and short-term investments (B)	23,756	38,660
Other assets	121,227	125,324
Total assets	$744,273	$709,365

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term obligations	$14,039	$14,140
Accounts payable	20,622	17,632
Other current liabilities	72,291	69,341
Total current liabilities	106,952	101,113
Long-term obligations	14,505	27,911
Other long-term liabilities	46,743	36,483
Total stockholders’ equity	576,073	543,858
Total liabilities and stockholders’ equity	$744,273	$709,365

(A)  Derived from audited financial statements for the year ended September 27, 2003.

(B)  Represents cash, cash equivalents and short-term investments at July 3, 2004 restricted under the Star Medical notes payable arrangement ($30,363), for the purchase of the remaining outstanding shares of Lambda Physik AG ($8,298) and other ($419).

Reconciliation of GAAP to Non-GAAP summarized statement of operations (unaudited, in thousands, after-tax and net of minority interest):

	Three Months Ended			Nine Months Ended
	July 3, 2004	April 3, 2004	June 28, 2003	July 3, 2004	June 28, 2003
GAAP net income (loss)	$5,154	$3,103	$(2,286)	$7,951	$(20,842)
Sale of technology	(663)	—	—	(663)	—
In-process research and development	—	—	4,430	—	4,430
Gain on sale of Lumenis investment	—	—	(1,479)	—	(1,479)
Tax benefit for refund of prior year taxes	—	—	(908)	—	(908)
Gain on contract settlements (1)	—	—	—	—	(1,953)
Goodwill impairment (2)	—	—	—	—	1,769
Restructuring, impairment and other charges	—	—	—	142	13,266
Write-down of Lumenis investment	—	—	—	—	10,212
Discontinued operations	—	(218)	—	(218)	—
Non-GAAP net income (loss)	$4,491	$2,885	$(243)	$7,212	$4,495

Non-GAAP net income (loss) per diluted share	$0.15	$0.09	$(0.01)	$0.24	$0.15

(1)   Net of minority interest of ($1,015).

(2)   Net of minority interest of $589.

The Company’s conference call scheduled for 1:30 p.m. PDT today will include discussions relative to the current quarter results and some comments regarding forward looking guidance on future operating performance.

The statements in this press release that relate to future plans, events or performance, including statements such as we are encouraged by a number of positive trends during the third quarter and new application development bodes well for future growth are forward-looking statements.  Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated to currency adjustments, contract cancellations, manufacturing risks, competitive factors, and uncertainties pertaining to customer orders, demand for products and services, and development of markets for the Company’s products and services and other risks identified in the Company’s SEC filings.  Actual results, events and performance may differ materially.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Company may provide non-GAAP financial measures (as defined by the SEC in Regulation G) in our earnings conference call and in any other company presentations during the quarter.  Non-GAAP financial measures are intended to supplement the user’s overall understanding of the Company’s current financial performance and its future prospects. Any non-GAAP financial measures are not intended to replace the Company’s GAAP results.  The Company’s intention is to include the most directly comparable GAAP financial measures and a reconciliation of the differences between each non-GAAP financial measure used and the most directly comparable GAAP financial measure.

Readers are encouraged to refer to the risk disclosures described in the Company’s reports on Forms 10-K, 10-Q and 8K, as applicable.

Founded in 1966, Coherent, Inc. is a Standard & Poor’s SmallCap 600 company and a world leader in providing photonics based solutions to the commercial and scientific research markets. Please direct any questions to Leen Simonet, Chief Financial Officer at 408-764-4161. For more information about Coherent, visit the Company’s Web site at http://www.coherent.com/ for product and financial updates.

5100 Patrick Henry Dr. • P. O. Box 54980, Santa Clara, California  95056–0980 • Telephone (408) 764-4000